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                                                                    Exhibit 99.1


             Merger of Terremark and AmTec Approved by Stockholders

                 Manuel D. Medina Named President, Chairman and
             CEO of Terremark Worldwide, Inc. at First Board Meeting

             NEW TELECOMMUNICATIONS - REAL ESTATE COMPANY WILL TRADE
                     ON THE AMERICAN STOCK EXCHANGE AS TWW

New York (April 28, 2000) - The stockholders of AmTec, Inc., an international telecommunications services company, approved today its merger with Terremark Holdings Inc., a full service real estate and development company, during the shareholders meeting held at 10:00 AM at the Waldorf Astoria. The newly combined company is TERREMARK WORLDWIDE, INC., which has its headquarters in the Terremark Centre in Miami, Florida, with offices in several other locations, including New York and Washington, D.C.. Terremark will continue the focus of its predecessors by aggressively pursuing opportunities domestically and in emerging markets in both telecommunications and real estate, as well as resulting synergies, like the expansion of its T-Rex brand of telcom hotels. Starting May 1, Terremark Worldwide will be traded on the American Stock Exchange under the symbol TWW.

At TWW's first meeting of the new Board of Directors, Manuel D. Medina was elected Chairman of the Company and also appointed President and CEO. Commenting on the future of the Company, Mr. Medina remarked, "The fundamentals that have made Terremark Holdings highly successful as a diversified real estate services company over the last twenty years, combined with the essential elements AmTec brings into the fold will serve TERREMARK WORLDWIDE well in the geometrically expanding telecommunications industry. Those fundamentals include dedication, team work, creativity and a commitment to excellence in all endeavors."

In addition, the TWW Board also ratified the Company's contract to acquire Telecom Routing Exchanging Developers, Inc. (also known as "T-Rex"). With the Board's approval satisfying the sole remaining condition to completion of the acquisition, the formal closing of that transaction is expected in the next 7-10 days.





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Note: Forward-looking statements in this press release are necessarily subject to risks and uncertainties that may affect the accuracy of such statement. Such risks may include any political instability in China, any delays in construction of networks, and market acceptance of and demand for the Company's products and services. For a discussion of such risks, please refer to the AmTec Inc.'s Form 10(K) filed with the Securities and Exchange Commission for the fiscal year ending March 31, 1999. (Terremark Holding's was not publicly traded prior to the merger.) The Company undertakes no obligation to update such factors or to publicly announce the results of any revisions to the forward-looking statements contained herein. Investors and security holders of Terremark Worldwide, Inc. are advised to read the proxy statement regarding the AmTec and Terremark merger and related transactions referenced in the foregoing information, because contains important information. Such proxy statement was filed with the Securities and Exchange Commission by AmTec, Inc. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by Terremark Worldwide, Inc. (formerly AmTec, Inc.) at the Securities and Exchange Commission's website http://www.sec.gov The proxy statement and such other documents may also be obtained from Terremark Worldwide, Inc. by visiting our web site, ERROR! BOOKMARK NOT DEFINED. or directing such requests in writing to; Olga M. Fraga, Vice President, Marketing & Public Relations, 2601 S. Bayshore Drive, 9th floor, Coconut Grove, Florida 33133; ERROR!
BOOKMARK NOT DEFINED.


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